FOR IMMEDIATE RELEASE

Analyst Contact Warren Edwards Executive Vice President/ Chief Financial Officer ACS, Inc. 214-841-8082 warren.edwards@acs-inc.com	Media Contact Lesley Pool Senior Vice President/ Chief Marketing Officer ACS, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Announces Second Quarter Fiscal Year 2004 Results

DALLAS, TEXAS — January 20, 2004 — ACS (NYSE: ACS), a leading full-service provider of business process and technology outsourcing solutions, announced today diluted earnings per share of $1.80 for the second quarter ended December 31, 2003 compared to $0.53 per share for the same quarter last fiscal year. However, these results include a net benefit of $1.25 per diluted share associated with the divestiture of a substantial portion of the Federal government business (the “Federal Divestiture”), discontinuance of depreciation and amortization prior to the closing of the Federal Divestiture and compensation costs associated with former Federal employees. In addition, these results also include a charge of $0.09 per diluted share related to the anticipated settlement with the Georgia Department of Community Health (“DCH”). Excluding the impact of these items, adjusted diluted earnings per share was $0.64, a 21% increase over the prior year period. Revenues for the second quarter of fiscal year 2004 were $998 million compared to $909 million in the prior year. Excluding the revenues associated with the Federal Divestiture, revenues for the second quarter of fiscal year 2004 increased 26% over the prior year.

Diluted earnings per share was $2.41 for the six months ended December 31, 2003 compared to $1.03 per share in the prior year period. Excluding the impact of the items noted in the paragraph above, adjusted diluted earnings per share was $1.24, a 20% increase over the prior year period. Revenues for the six months ended December 31, 2003 were $2.03 billion compared to $1.79 billion in the prior year period. Excluding revenues associated with the Federal Divestiture, revenues for the six months ended December 31, 2003 increased 23% over the prior year.

“I’m very pleased with the progress we have made in the second quarter of Fiscal Year 2004,” said Jeff Rich, ACS’ Chief Executive Officer. “We repositioned ACS by completing our Federal Divestiture and the acquisition of Lockheed Martin’s commercial IT business. We also addressed significant issues by winning the Department of Education recompete and improving performance on our Georgia Healthcare Partnership contract. Furthermore, we have reached a non-binding agreement in principle with the State of Georgia to resolve the contract disputes between us. This agreement in principle, once finalized, will allow ACS and the State to move forward in a productive manner and serve Georgia’s Medicaid population and healthcare providers. We still have a lot of work to do and we will continue to improve our performance in the coming months.”

Mr. Rich continued, “Our financial results were very strong. Internal growth accelerated, cash flow returned to its historical levels, margins increased and new business bookings were solid. Our sales pipelines are robust and we believe that our BPO service offerings give us a strong competitive advantage in the marketplace.”

ACS’ second quarter results include the following key highlights:

•	Effective November 1, 2003 the Company completed the Federal Divestiture to Lockheed Martin for $658 million, which includes $588 cash at closing and a $70 million five-year non-compete agreement. In connection with the sale, the Company completed the acquisition of Lockheed Martin’s commercial information technology outsourcing business for approximately $107 million.

•	Revenue for the second quarter of fiscal 2004 was $998 million. Excluding revenue from the Federal Divestiture, revenues grew 26% compared to the prior year quarter. Internal revenue growth for the quarter accelerated to 18%. The remaining growth during the quarter was related to acquisitions.

•	Reported diluted earnings per share of $1.80 for the second quarter of fiscal 2004 includes a $1.25 per share benefit from the Federal Divestiture, discontinuance of depreciation and amortization prior to the closing of the Federal Divestiture and compensation costs associated with former Federal employees. Diluted earnings per share results also include a $0.09 charge associated with the anticipated Georgia Medicaid settlement. Excluding these items, adjusted diluted earnings per share was $0.64.

•	New business signings for the second quarter totaled $141 million of annualized revenue, which excludes $3 million of bookings related to our Federal Divestiture. This quarter’s results were the fourth largest quarter in Company history and is up sequentially from approximately $127 million in the first quarter of fiscal year 2004 after excluding new business associated with our Federal Divestiture.

•	Cash flow from operations for the second quarter was approximately $152 million. Capital expenditures were $51 million, approximately 5% of consolidated revenues. The increases to intangibles assets during the quarter resulting from recent new business wins was $7 million.

•	During the second quarter of fiscal 2004, the Company was awarded the Common Services for Borrowers contract by the Department of Education. The five-year contract with five one-year renewal options is estimated to generate over $200 million in revenue per year and is an expansion of scope from the prior contract that we have had since 1993.

•	Subsequent to December 31, 2003, the Company completed the acquisition of Patient Accounting Services Center, LLC (PASC), an industry leader in revenue cycle management for healthcare providers, including billing, accounts receivables, and collections services. PASC generated revenues of nearly $68 million for the year that ended December 31, 2003. The purchase price of $94 million, excluding contingent consideration based upon future financial performance, was funded from ACS’ existing cash on hand.

•	As of December 31, 2003, the Company has repurchased 4.3 million shares of ACS Class A Common Stock for approximately $213.3 million (average purchase price of $49.50 per share). During the quarter, the Company paid off its revolving credit facility which had $187 million outstanding at September 30, 2003. At December 31, 2003 the Company’s debt to capitalization ratio was 11%.

•	The non-binding agreement in principle with the State of Georgia, which is expected to be finalized in February, contains the following terms and conditions:

•	DCH would pay ACS $9 million of $13 million in outstanding system development invoices, with the remaining $4 million to be paid in stages as certain system functionality is delivered by ACS

•	DCH would escrow an additional $11.8 million pending final certification of the system by the Center for Medicare & Medicaid Services, the governing Federal regulatory agency

•	ACS would pay DCH $10 million to compensate for system implementation delays and operational issues, which resulted in increased costs

•	ACS and DCH would agree that Phase II of the contract, which called for integration of a health claims payment system for state employees with the Medicaid payment system, and the membership enrollment management system, was terminated at the direction of DCH.

Financial Outlook

The Company’s financial guidance for the remainder of the fiscal year ending June 30, 2004 is as follows:

•	The third and fourth quarter financial outlook remains unchanged from the guidance given in October 2003.

•	Third quarter revenue is expected to be in a range of $1.025 billion to $1.065 billion. Diluted earnings per share for the third quarter is expected to range from $0.67 to $0.70 per share.

•	Fourth quarter revenue is expected to be in a range of $1.115 billion to $1.185 billion. Diluted earnings per share for the fourth quarter is expected to range from $0.69 to $0.72 per share.

•	Total fiscal year 2004 revenues are expected to be in a range of approximately $4.18 billion to $4.3 billion.

•	The Company estimates its effective tax rate for operations to be 37.5% for fiscal year 2004.

The Company will host a conference call on its website at www.acs-inc.com at 10:00 a.m. CDT today to discuss second quarter fiscal year 2004 results and will refer to a presentation provided on the Investor Relations page of ACS’ website. During the conference call, management will discuss certain non-generally accepted accounting principles (“GAAP”) financial measures for which reconciliations to the most directly comparable GAAP financial measures will also be provided on the Investor Relations page of ACS’ website.

ACS, a Fortune 500 company with more than 40,000 people supporting operations in nearly 100 countries, provides business process and technology outsourcing solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS”. ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com.

Statements about the Company’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors; the timing and magnitude of technological advances; the performance of recently acquired businesses; the prospects for future acquisitions; the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their information technology and business process services requirements; the competition in the information technology industry or business process services business and the impact of such competition on pricing, revenues and margins; the degree to which business entities continue to outsource information technology and business processes; uncertainties surrounding budget reductions or changes in funding priorities or existing government programs and the cost of attracting and retaining highly skilled personnel.

These factors, when applicable, are discussed in the Company’s filings with the Securities and Exchange Commission, including the most recent Form 10-Q and Form 10-K, a copy of which may be obtained through the Company without charge. ACS disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with GAAP. However, the Company uses certain non-GAAP performance measures, including free cash flow, internal revenue growth and adjusted earnings per share, to provide both management and investors a more complete understanding of the Company’s underlying operational results.

These non-GAAP measures are indicators management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. For example, the Company believes free cash flow provides another measure of cash flow available for operations, after the Company has satisfied the capital expenditure requirements of its operations. In the consolidated statements of cash flow, the Company reports year-to-date net cash provided by operating activities (cash flow from operations) and capital expenditures (purchases of property, equipment and software, net of sales), and does not adjust those reported amounts in deriving the measure of free cash flow, except for divestitures. This measure of free cash flow may not be comparable to similarly titled measures of other companies. The Company uses the calculation of internal revenue growth to measure the revenue growth of the Company excluding the acquired revenue from acquisitions and the revenue associated with divested operations. The Company determines acquired revenues based on pre-acquisition normalized revenues of acquired companies. The Company uses adjusted earnings per share to present the per share impact of certain transactions or events that management expects to be infrequently occurring. We believe this adjusted measure is more indicative of the Company’s operating performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable metrics prepared in accordance with GAAP in the United States.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited, dollars in thousands)

	Three months ended			Six months ended
	December 31,			December 31,

	2003		2002	2003		2002

Revenues	$997,879	(1)(3)	$908,814	$2,034,514	(1)	$1,791,395
Expenses:
Wages and benefits	443,555	(2)	403,880	920,667	(2)	806,779
Services and supplies	271,962	(3)	244,196	536,926	(3)	470,686
Rent, lease and maintenance	96,920		86,944	192,850		171,279
Depreciation and amortization	42,216	(2)	35,717	83,627	(2)	71,859
Gain on sale of business	(284,346	(2)	—	(284,346	(2)	—
Other operating expenses	24,591	(3)	13,111	37,880	(3)	26,171

Total operating expenses	594,898		783,848	1,487,604		1,546,774

Operating income	402,981		124,966	546,910		244,621
Interest expense, net	5,325		6,147	10,545		13,201
Other non-operating expense (income), net	(988)		417	(1,168)		1,889

Pretax profit	398,644		118,402	537,533		229,531
Income tax expense	145,614		44,401	197,695		86,074

Net income	$253,030		$74,001	$339,838		$143,457

Earnings per common share:
Basic	$1.93		$0.56	$2.57		$1.09

Diluted(4)	$1.80		$0.53	$2.41		$1.03

Shares used in computing earnings per common share:
Basic	131,001		132,175	132,087		132,124
Diluted(4)	141,880		143,295	142,889		143,139

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited, dollars in thousands)

(1)	For the three months and six months ended December 31, 2003, the Company generated internal revenue growth of 18% and 17%, respectively. Internal revenue growth is measured as follows ($ in millions):

	Three Months Ended December 31,			Six Months Ended December 31,

	2003	2002	Growth %	2003	2002	Growth %

Total Revenues	$997,879	$908,814	10%	$2,034,514	$1,791,395	14%
Less: Divested	(61,682)	(166,447)		(237,692)	(330,519)

Adjusted Base	936,197	742,367	26%	1,796,822	1,460,876	23%

Acquired revenues*	61,017	—	8%	81,021	—	6%
Internal Revenues	875,180	742,367	18%	1,715,801	1,460,876	17%

Total	$936,197	$742,367	26%	$1,796,822	$1,460,876	23%

*	Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.

(2)	During the second quarter of fiscal 2004, the Company completed the Federal Divestiture. The second quarter of fiscal 2004 includes a benefit of $276.4 million ($176.7 million after tax), or $1.25 per diluted share associated with the divestiture, discontinuance of depreciation and amortization related to the assets held for sale and compensation costs associated with former Federal employees. This net benefit before taxes is recorded in three components: (i) Wages and benefits includes a $9.8 million ($0.04 per diluted share) compensation charge related to former Federal employees; (ii) Depreciation and amortization includes a $1.9 million benefit ($0.01 per diluted share) associated with the discontinuance of depreciation and amortization, and (iii) Gain on sale of business represents a $284.3 million gain ($1.28 per diluted share) on the Federal Divestiture. In addition, this quarter’s results also include a $0.09 per diluted share charge associated with the non-binding agreement in principle as discussed in Footnote 3 below.

Reported Q2 FY04 diluted EPS	$1.80
Adjustments:
Compensation charge	.04
Depreciation & amortization benefit	(.01)
Net gain from sale	(1.28)
Georgia settlement	.09

Adjusted Q2 FY04 diluted EPS	$0.64

The impact of the Federal Divestiture on the first quarter of fiscal 2004 was a $4.3 million ($0.02 per diluted share) benefit associated with the discontinuance of depreciation and amortization.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited, dollars in thousands)

(3)	The second quarter of fiscal 2004 includes a pretax profit charge of $19.3 million, or $0.09 per diluted share. This charge is recorded in three components: (i) Revenue includes a $6.7 million reduction resulting from the change in our percentage-of-completion estimates; (ii) Services and supplies includes a charge of $2.6 million associated with the accrual of wind-down costs associated with the cancellation of Phase II; and, (iii) Other operating expenses include an accrual of $10.0 million that will be paid to the State of Georgia pursuant to the non-binding agreement in principle.

(4)	The diluted earnings per share calculations include the after-tax impact of interest and amortization of offering costs on convertible notes in the amount of $2.1 million for the three months ended December 31, 2003 and 2002, and $4.1 million for the six months ended December 31, 2003 and 2002. In addition, the diluted weighted shares include 7.3 million shares for the three and six months ended December 31, 2003 and 2002 representing shares that would be issued upon conversion of the notes.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	June 30,
	2003	2003
	(Unaudited)	(Audited)

ASSETS:
Cash & cash equivalents	$244,252	$51,170
Accounts receivable, net	830,003	835,478
Inventory	6,432	6,245
Other current assets	93,187	86,605
Assets held for sale	7,049	—

Total current assets	1,180,923	979,498
Property, equipment and software, net	463,001	478,212
Goodwill, net	1,856,901	1,905,878
Other intangible assets, net	278,753	265,091
Other long-term assets	79,301	70,026

TOTAL ASSETS	$3,858,879	$3,698,705

LIABILITIES:
Accounts payable	$38,979	$58,376
Accrued compensation	97,828	132,027
Other accrued liabilities	374,097	272,578
Income taxes payable	114,593	17,057
Deferred taxes	36,913	26,054
Current portion of long-term debt	1,742	1,764
Current portion of unearned revenue	58,857	49,620
Liabilities related to assets held for sale	2,520	—

Total current liabilities	725,529	557,476
Convertible notes	316,990	316,990
Other long-term debt	2,776	181,350
Long-term deferred taxes	193,286	176,484
Other long-term liabilities	42,684	37,217

TOTAL LIABILITIES	1,281,265	1,269,517

TOTAL STOCKHOLDERS’ EQUITY	2,577,614	2,429,188

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,858,879	$3,698,705

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